UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    September 30, 2004

Humana Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-5975                                          61-0647538
(Commission File Number)                      (IRS Employer Identification No.)

500 West Main Street, Louisville, KY                          40202
(Address of Principal Executive Offices)                         (Zip Code)

502-580-1000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01   Regulation FD Disclosures

                  The Centers for Medicare and Medicaid Services, or CMS, has published its 2005 monthly premium payment schedule which includes a change in timing from its previous practice. As a result of this change, the payment originally scheduled to be made to health plans on Friday, December 31, 2004, has been changed to Monday, January 3, 2005, or one business day later.

                  Since the Company now will be receiving only 11 monthly premium payments from CMS during 2004, it is revising its guidance for cash flows from operations under generally accepted accounting principles in the United States, or GAAP, for 2004 to a range of $263 million to $313 million and is establishing guidance for 2004 non-GAAP cash flows from operations of $475 million to $525 million, consistent with its previous expectations for the GAAP measurement.

Non-GAAP Financial Guidance Measure

                  When reviewing and analyzing our cash flow position, management apportions the CMS premium payment in each month to match disbursements. To do otherwise distorts meaningful analysis of our operating cash flow. Therefore, decisions such as management's forecasting and business plans regarding cash flow use this non-GAAP financial measure.

                  The following is a reconciliation of the most directly comparable financial guidance measure prepared in accordance with GAAP to the non-GAAP financial measure the Company expects for 2004:
2004 expected GAAP Cash Flows from Operations	$263 million to $313 million
January 2004 CMS premium payment received in December 2003	$212 million
2004 expected Non-GAAP Cash Flows from Operations	$475 million to $525 million

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC. BY: __/s/ Arthur P. Hipwell_____________ Arthur P. Hipwell Senior Vice President and General Counsel

Dated:    September 30, 2004